EXHIBIT 10.39


                             STOCKHOLDERS AGREEMENT

                  THIS STOCKHOLDERS  AGREEMENT (this  "Agreement") is made as of
March 31, 1999, by and among [Newco] Corporation, a corporation incorporated under the laws of Nevada (the "Company" or "TTC"), Newbridge Networks Corporation, a corporation incorporated under the laws of Canada and TeleHub Technologies Corporation, a corporation incorporated under the laws of Nevada.

                   The parties hereto desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors (the "Board of Directors"), (ii) assuring continuity in the management and ownership of the Company, and (iii) limiting the manner and terms by which the common stock of the Company, $.001 par value per share, may be transferred.

                   NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. the parties to this Agreement hereby agree as follows:

                                    SECTION 1

                                  Definitions.

         1.1 Capitalized terms used herein shall have the meanings set forth below.

         Additional Capital - As defined in Section 4.1.

         Additional Director - As defined in Section 2.1.

         Affiliate - when used with  respect to a specified  Person,  shall mean
(a) any other Person directly or indirectly controlling, controlled by, or under common control with, such specified person, (b) any officer, director, partner, legal representative (including a trustee for the benefit of such specified Person) or employee of such specified Person, and (c) any Person for which such specified Person acts as an officer, director, partner or employee. As used in this definition of "Affiliate," the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

         Approve or Approval - With respect to the Stockholders, the affirmative vote by or written consent of Stockholders owning not less than ninety percent (90%) of the then outstanding Common Stock entitled to vote thereon except with respect to the appointment of Directors which is governed by Section 2.1 and with respect to the Board of Directors, Directors representing a majority of the Board of Directors present in person or by proxy at a valid meeting or if the action is to be taken by written consent, then the written consent must be signed by all Directors.

         Agreement - This Stockholders Agreement, as the same may be amended, modified, supplemented or restated after the date hereof, in accordance with its terms.

         Approved Sale - As defined in Section 7.1.

         Bid - As defined in Section 5.3.

         Board of Directors - As defined in the second paragraph of this agreement.

         Budget - As defined in Section 2.3.

         Business Day - Any day which is neither a Saturday nor Sunday, nor another day on which banking institutions in the City of Chicago, Illinois or Toronto, Ontario are closed for business.

         Chief Executive Officer  - As defined in Section 2.5(b).

         Chief Financial Officer - As defined in Section 2.5(d).

         Chief Operating Officer  - As defined in Section 2.5(c).

         Chief Technical Officer  - As defined in Section 2.5(a).

         Code - The Internal Revenue Code of 1986, as amended from time to time.

         Collateral Agent - State Street Bank and Trust Company, in its capacity as collateral agent under the Pledge Agreement until a successor replaces it in accordance with the applicable provisions thereof and the Indenture (as defined therein).

         Common Stock - Equity in the Company  owned by a  Stockholder  which is
(i) common stock of the Company, $.001 par value per share, (ii) warrants, options or other rights to subscribe for or to acquire, directly or indirectly, Common Stock, whether or not then exercisable or convertible, and (iii) stock or other securities which are convertible into or exchangeable for directly or indirectly, Common Stock, whether or not then convertible or exchangeable. As to any particular Common Stock, such shares shall cease to be Common Stock when they have been disposed of in a Public Sale or Approved Sale.

         Company - As defined in the first paragraph of this Agreement.

         Company Indemnity Obligations  As defined in Section 7.3.

         Counter - As defined in Section 5.3.

         Defaulting Stockholder - As defined in Section 13.2.

         Directors - The natural persons appointed by the Stockholders to the Board of Directors pursuant to Section 2(a)(iii).

         Disposition - Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer (including dispositions by operation of law).

         Event of Default - As defined in Section 13.2.

         GAAP - U.S. generally accepted accounting principles in effect from time to time.

         Governmental Authority - Any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

         Independent Third Party - Any Person who, immediately prior to the contemplated transaction, does not own in excess of fifteen percent (15%) of the Company's equity securities on a fully-diluted basis (a " 15% Owner" ), who is not an Affiliate of any such 15% Owner and who is not the spouse or descendent (by birth or adoption) of any such 15% Owner or a trust for the benefit of any such 15% Owner and/or such other Persons.

         Insolvency Event - As defined in Section 13.1(iv).

         Insolvent Stockholder - As defined in Section 13.1(iv).

         Issued Common Stock - Common stock of the Company, $.001 par value per share, issued to Newbridge or TeleHub.

         Listed Third Party - The entities set forth on Exhibit D hereto, their Affiliates and their respective successors and assigns.

         Listed Third Party Bid -  As defined in Section 5.3.

         Newbridge - Newbridge Networks Corporation, a corporation incorporated under the laws of Canada and any Transferee of any Common Stock owned by Newbridge, acting together as a single entity for the purposes of this Agreement.

         Newbridge Directors - As defined in Section 2.1.

         Newbridge Technology Director  - As defined in Section 2.1.

         Nondefaulting Stockholder - As defined in Section 13.2(a).

         Non-Newbridge Stockholders - As defined in Section 5.4.

         Noteholders' Agent - The Agent appointed by a majority in principal amount of outstanding Notes (as defined in the Pledge Agreement) as successor Collateral Agent under the Pledge Agreement.

         Notice of Default - As defined in Section 13.2(a).

         Officers - As defined in Section 2.5.

         Organizational   Agreement  -  That  certain  Organizational  Agreement
together with the Exhibits thereto dated as of March 31, 1999 by and among the parties hereto.

         Person - An individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including, without limitation, any governmental entity or any department, agency or political subdivision thereof).

         Pledge Agreement - The Pledge Agreement, dated as of _______________, 1999, by and among TeleHub Communications Corporation (as defined in this Section 1.1) and TeleHub Technologies Corporation on the one hand and State Street Bank and Trust Company as Collateral Agent on the other hand.

         Pro Rata Share - A percentage equal to the Issued Common Stock owned by such Stockholder divided by the Issued Common Stock owned by all Stockholders requesting or exercising the right to which such Pro Rata Share relates.

         Proceeding - Any administrative, judicial, or other adversary proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

         Public Sale - Any sale of Common Stock to the public pursuant to an offering registered under the Securities Act of 1933, as amended ("Securities Act") or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar provision then in effect) adopted under the Securities Act.

         Securities Act - The Securities Act of 1933, as amended from time to time.

         Solvent Stockholder - As defined in Section 13.1.

         Stockholder - Newbridge and TeleHub.

         Subsidiary - With respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

         Tag - Along Rights   - As defined in Section 5.4.

         TeleHub - TeleHub Technologies Corporation, a corporation incorporated under the laws of Nevada and any Transferees of any Common Stock owned by TeleHub Technologies Corporation, acting together as a single entity for the purposes of this Agreement.

         TeleHub    Communications    Corporation   -   TeleHub   Communications
Corporation, a corporation incorporated under the laws of Nevada, and the parent corporation of TeleHub Technologies Corporation.

         TeleHub Directors - As defined in Section 2.1.

         TeleHub Technology Director - As defined in Section 2.1.

         Transferee - shall mean a Person which acquires any shares of Common Stock from a Stockholder; provided, however, the TeleHub shall not be a Transferee of the Newbridge and the Newbridge shall not be a Transferee of TeleHub.


                                    SECTION 2

                        Board of Directors and Officers.

         2.1 Board of Directors. From and after the date hereof and until the provisions of this Section 2 cease to be effective, each Stockholder shall vote all of its Common Stock and any other voting securities of the Company over which such Stockholder has voting control and will take all other necessary or desirable actions within its control (whether in its capacity as a shareholder, director, member of a board committee or officer of the Company or otherwise including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company will take all necessary and desirable actions within its control, in order to cause the following to occur:

                  (a) The Board of Directors, by its own action, or by action of a subcommittee of the Board of Directors, by delegation to Officers or other employees of the Company, shall have the right, power and authority to take all actions in connection with the management of the business and affairs of the Company, except with respect to the matters set forth on Exhibit A hereto which are specifically reserved for action by the Stockholders or as otherwise expressly provided in this Agreement.

                  (b) The Board of Directors shall at all times be composed of seven (7) Directors. Brian M. Jervis will serve as the Chairman of the Board of Directors for a term beginning on the date hereof and ending on the earlier to occur of the one year anniversary of such date or his death, resignation, retirement or removal.

                  (c) Newbridge shall have the right to appoint three (3) individuals to the Board of Directors (the "Newbridge Directors"). TeleHub shall have the right to appoint three (3) individuals to the Board of Directors (the "TeleHub Directors"). Other than as set forth in the last sentence of this Section 2.1(c), TeleHub and Newbridge by mutual agreement shall have the right to appoint one (1) additional individual to the Board of Directors (the "Additional Director") who shall serve as the Chief Executive Officer of the Company. In the event Newbridge and TeleHub are unable to agree on the Additional Director, then for the period of time hereinafter set forth in the numbered clauses of this sentence, the Stockholder set forth in such numbered clause shall be entitled to elect the Additional Director: (i) for the first 120 days immediately subsequent to the date hereof, Newbridge,
         (ii) for the period from 120 days to 240 days immediately subsequent to the date hereto, Telehub, (iii) for the period from 240 days to 300 days immediately subsequent to the date hereof, Newbridge and (iv) for the period from 300 days to 360 days immediately subsequent to the date hereof Telehub. Exhibit B attached hereto sets forth the initial Board of Directors as appointed by TeleHub and Newbridge. Each such individual shall serve until such time as he or she resigns, retires, dies or is removed. Any Director may be removed with or without cause by the Stockholder which appointed such Director at any time; provided, however, except as set forth in the last sentence of this Section 2.1(c) the removal of any Additional Director requires the mutual agreement of Newbridge and TeleHub. Upon the resignation, retirement, death or removal of (A) any Newbridge Director, Newbridge shall designate the replacement Director, (B) any TeleHub Director, TeleHub shall designate the replacement Director, and (C) the Additional Director, except as set forth in the last sentence of this Section 2.1
         (c), Newbridge and TeleHub shall designate the replacement Director by mutual agreement. Notwithstanding the foregoing, in the event that subsequent to the exercise of the Option Agreement a Stockholder owns in excess of fifty percent of the Issued Common Stock of the Company, such Stockholder shall have the right to appoint the Additional Director.

                  (d) The Company shall have a technology subcommittee consisting of four (4) Directors who may also be a member of the Company's Board of Directors. Newbridge shall have the right to appoint two (2) individuals to the technology subcommittee (the "Newbridge Technology Directors"). TeleHub shall have the right to appoint two (2) individuals to the technology subcommittee (the "TeleHub Technology

         Directors"). Exhibit C attached hereto sets forth the initial members of the technology subcommittee appointed by TeleHub and Newbridge. Each such individual shall serve until such time as he or she resigns, retires, dies or is removed. Any Director may be removed with or without cause by the Stockholder which appointed such Director at any time. Upon the resignation, retirement, death or removal of (A) any Newbridge Technology Director, Newbridge shall designate the replacement Director, and (B) any TeleHub Technology Director, TeleHub shall designate the replacement Director. In the event of a tie vote by the members of the technology subcommittee, the Chief Operating Officer of the Company will then make the decision for the technology subcommittee. Any decision by the technology subcommittee or any other subcommittee of the Board of Directors may be overturned by the Company's Board of Directors.

                  The Company's Board of Directors may establish additional committees, including without limitation, an audit committee and compensation committee, consisting of at least one Director appointed by each of Newbridge and TeleHub. Any action by a committee or subcommittee established by the Board of Directors shall be taken by the affirmative vote of a majority of the Directors on such committee or subcommittee or if taken by written consent then the consent of all Directors of the committee or subcommittee.

         2.2      Meetings and Actions of the Board of Directors.

         (a) The Board of Directors shall meet (x) at least once each month at the principal offices of the Company or at such other place as may be agreed upon from time to time by the Board of Directors (unless such meeting shall be waived by all of the Directors); (y) at such other times as may be determined by the Board of Directors; or (z) upon the request of at least a majority of the Directors upon ten (10) days' notice to all Directors. Meetings may be held by telephone if at least a majority of the Directors consent thereto.
  Written notice stating the place, day and hour of the meeting shall be delivered not less than forty-eight (48) hours nor more than thirty (30) days before the date of the meeting. When any notice is required to be given to any Directors, a waiver thereof in writing signed by such Director, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. A Director's attendance at a meeting shall also constitute a waiver of notice as to such Director. If all the Directors shall meet at any time and place, and do not object to the holding of a meeting at such time and place, such meeting shall be valid without call or notice. The Board of Directors shall cause written minutes to be prepared of all actions taken by the Board of Directors and shall cause a copy thereof to be delivered to each Director within fifteen (15) days thereof. Both Newbridge and TeleHub may designate a member or members of their respective management who shall be entitled to attend all meetings of the Company's Board of Directors.

         (b) No action may be taken at a meeting of the Board of Directors unless one Newbridge Director and one TeleHub Director is present.

         (c) Each Director shall be entitled to cast one vote with respect to any decision made by the Board of Directors. Any action to be taken by the Board of Directors shall require affirmative votes from at least a majority of all Directors. A Director may grant a proxy entitling another Director to exercise his voting rights. Such proxy shall be in writing and shall specify a termination date. The other Directors shall be entitled to inspect the proxy on demand.

         (d) Any action to be taken by the Board of Directors may be taken without a meeting if consents in writing setting forth the action to be taken are signed by all the Directors.

         2.3 Budget. Not less than sixty (60) days prior to the commencement of each fiscal year of the Company, the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer shall prepare and submit to the Board of Directors and the Stockholders for consideration a budget (the "Budget") setting forth the estimated income and expenditures (capital, operating and other) of the Company for such fiscal year. When Approved by the Board of Directors and the Stockholders, the Officers shall implement the Budget and shall be authorized to make the expenditures and incur the obligations provided for in the Budget. The Officers shall not pursue any activities or business on behalf of the Company which are not contemplated by the Budget or otherwise Approved by the Board of Directors and the Stockholders. The initial Budget for the Company is attached hereto as Exhibit E.

         2.4 Reimbursement. The Directors shall be entitled to reimbursement from the Company for reasonable travel expenses incurred with respect to the organization, operation, and management of the Company, including, without limitation, the attendance of Board of Director's meetings. The Board of Directors is authorized to obtain "directors and officers" insurance coverage.

         2.5      Officers.

         (a) The Officers of the Company shall have the power and authority to manage the day to day operations of the Company and shall make all decisions with respect to the operations and affairs of the Company, except for the matters the Board of Directors or any subcommittee thereof specifically reserves for themselves and for matters reserved to the Stockholders set forth on Exhibit A attached hereto.

         (b) The Board of Directors shall appoint a chief executive officer of the Company (the "Chief Executive Officer") as soon as practical after the execution of this Agreement by TeleHub and Newbridge. Subject to the supervision and authority of the Board of Directors, the Chief Executive Officer (i) shall be the chief executive officer of the Company, (ii) shall have responsibility and authority for management of the day-to-day operations of the Company, and
(iii) may execute agreements and contracts on behalf of the Company.

         (c) The Board of Directors shall appoint a chief operating officer of the Company (the "Chief Operating Officer"). The Chief Operating Officer shall have such duties and responsibilities as delegated to him by the Chief Executive Officer. The Board of Directors shall appoint John Strand as the Chief Operating Officer of the Company to serve for a term beginning on the date hereof and ending on the earlier to occur of eighteen (18) months after such date and his death, resignation, retirement or removal.

         (d) The Board of Directors shall appoint a chief financial officer of the Company (the "Chief Financial Officer"). The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall render to the Chief Executive Officer and the Board of Directors, when the Board of Directors so requires, an account of all transactions and of the financial condition of the Company. The Board of Directors shall appoint John Lawson as the Chief Financial Officer to serve for a term beginning on the date hereof and ending on the earlier to occur of the first anniversary of such date and his death, resignation, retirement or removal.

         (e) The Board of Directors shall appoint a Chief Technical Officer ("Chief Technical Officer"). The Chief Technical Officer shall report to the Chairman of the Board of Directors and shall be responsible for the Company's advanced research. The Board of Directors shall appoint Michael McLaughlin as the Chief Technical Officer, to serve for a term beginning on the date hereof and ending on the earlier to occur of eighteen (18) months after such date or his death, resignation, retirement or removal.

         (f) The Board of Directors may appoint other officers of the Company (including, but not limited to, one or more vice presidents, secretaries, and assistant secretaries; such Persons together with the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Technical Officer, the "Officers") upon terms and conditions the Board of Directors deems necessary and appropriate. Except as otherwise provided herein, any officer shall hold his or her respective office unless and until such officer is removed by the Board of Directors or resigns or dies.

          2.6 Termination. The provisions of this Section 2 will terminate automatically and be of no further force and effect upon the first to occur of
(i) the Disposition by Newbridge Networks Corporation or TeleHub Technologies Corporation (other than to Affiliates) of twenty-five percent (25%) of the Issued Common Stock, (ii) an Approved Sale or (iii) a Public Sale.

                                    SECTION 3

                      Stockholders Meetings and Decisions.

         3.1 Annual Meeting. The annual meeting of the Stockholders shall be held once a year on the date determined each year by the Board of Directors at the Company's principal office or on such other date or place as the Board of Directors Approve. The Board of Directors shall determine the agenda and matters to be considered by the Stockholders at such annual meetings.

         3.2 Special Meetings. Special meetings of the Stockholders, for any purposes described in the meeting notice, may be called by the Board of Directors.

         3.3 Notice of Meeting. Written or telephonic notice stating the place, day and hour of the meeting and, in case of a special meeting, the purposes for which the meeting is called, shall be delivered not less than five (5) days before the date of the meeting, either personally, by mail, or by facsimile transmission, to each Stockholder.

         3.4 Proxies. At all meetings of Stockholders, a Stockholder may vote by proxy executed in writing by the Stockholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting. No proxy shall be valid after three months from date of execution, unless otherwise provided in the proxy.

         3.5 Quorum. Stockholders owning not less than ninety percent (90%) of Issued Common Stock entitled to vote thereon, represented in person or by proxy, shall constitute a quorum at a meeting of Stockholders.

         3.6 Telephonic Meeting. Stockholders of the Company may participate in any meeting of the Stockholders by means of conference telephone or similar communications equipment if all Persons participating in such meeting can hear one another for the entire discussion of the matter(s) to be voted upon. Participation in a meeting pursuant to this Section 3.6 shall constitute presence in person at such meeting.

         3.7 Written Consent. Any action to be taken by the Stockholders may be taken without a meeting if consents in writing setting forth the action to be taken are delivered to each Stockholder and are signed by Stockholders holding the percentage of Common Stock required to Approve such action at a meeting.
         3.8 Stockholder Decisions. Notwithstanding the provisions set forth in Sections 2, the matters set forth on Exhibit A hereto are reserved for the Stockholders and such actions set forth thereon may only be taken with the Approval of the Stockholders.

         3.9 Waiver. When any notice is required to be given to any Stockholder, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

         3.10 Termination. The provisions of this Section 3 will terminate automatically and be of no further force and effect upon the first to occur of
(i) the Disposition by Newbridge Networks Corporation or TeleHub Technologies Corporation (other than to Affiliates) of twenty-five percent (25%) of the Issued Common Stock, (ii) an Approved Sale or (iii) a Public Sale.

                                    SECTION 4

                            Additional Contributions.

         4.1 Additional Contributions. The Board of Directors may from time to time determine based upon the Approval of the Board of Directors that additional capital ("Additional Capital") is needed to enable the Company to conduct its business. Upon a determination that Additional Capital is required, the Board of Directors shall provide written notice to Newbridge of the amount of Additional

Capital that is required and the date on which the Company wishes that such Additional Capital be provided to the Company. Newbridge shall have the right, but not the obligation, to provide such Additional Capital as a loan to the Company upon such terms and conditions as shall be mutually acceptable to the Company and Newbridge. The parties hereto acknowledge that it is Newbridge's present intention, provided that no Material Adverse Change (as defined in the Organizational Agreement) shall have occurred with respect to the Company since the date hereof, that Newbridge will provide a loan to the Company in an aggregate principal amount of up to Ten Million Dollars ($10,000,000) which shall bear interest at the prime rate of interest and have such other terms and conditions as shall be acceptable to the Company and Newbridge. In the event that Newbridge does not make such loan, it shall guarantee up to Ten Million Dollars ($10,000,000) of indebtedness to be provided to the Company by a financial institution reasonably acceptable to Newbridge. Such guarantee shall be on such terms and conditions as Newbridge typically provides to financial institutions and shall terminate upon the earlier of (i) one year from its date of issuance or (ii) the exercise of the Option Agreement (as defined in the Organizational Agreement dated March 31, 1999 ("Organizational Agreement")) by Newbridge. To the extent the need for Additional Capital shall exceed Ten Million Dollars ($10,000,000), the Company shall, subject to the Approval of the Stockholders, seek to raise the Additional Capital through (i) a Public Sale,
(ii) a private placement of debt or equity of the Company, (iii) a credit facility from a financial institution satisfactory to the Board of Directors or
(iv) such other means as shall be Approved by the Board of Directors. In the event that after pursuing all of the alternative set forth above, the Company has not met its need for Additional Capital in full (the "Remaining Additional Capital"), each Stockholder shall have the right, but not the obligation, to loan to the Company its Pro Rata Share of the Remaining Additional Capital. If both Stockholders lend their Pro Rata Share of the Remaining Capital, the interest rate on such loans shall be the prime rate of interest. If both Stockholders do not make such loans, the loan made by such Stockholder shall bear interest at a rate equal to 15% per annum. All such loans shall have such additional terms and conditions as shall be acceptable to the Company and the Stockholder loaning such Remaining Additional Capital. Each Stockholder wishing to exercise such right (i) must notify the Company of its intention within 30 days of the giving of notice of such determination by the Board of Directors that Remaining Additional Capital is needed, and (ii) must loan its Pro Rata Share of the Remaining Additional Capital within 30 days thereafter.

                                    SECTION 5

                    Restrictions on Transfer of Common Stock.

         5.1 Transfer of Common Stock; Other Restrictions on Stockholders. No Stockholder shall Dispose any interest in any Common Stock, except pursuant to or after compliance with, as applicable, (i) the provisions of this Section 5,
(ii) a Public Sale, (iii) an Approved Sale, (iv) the grant of a security interest under the Pledge Agreement, and (v) the Pledge Agreement in connection with an enforcement by the Collateral Agent of its rights and remedies for the benefit of the holders of the Notes. Any Disposition or attempted Disposition of any Common Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Common Stock as the owner of such Common Stock for any purpose provided that, in each case, the restrictions contained in this Agreement will continue to be applicable to the Common Stock after any Disposition pursuant to this Section 5 and such transferor(s) shall cause such Transferee(s) of such Common Stock to agree in writing to be bound by the provisions of this Agreement, including without limitation, Section 14.22 hereof. Upon the Disposition of Common Stock pursuant to this Agreement, the Transferees will deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of such transferee.

         5.2 Permitted Dispositions. Notwithstanding anything to the contrary in any other provision of this Agreement, the restrictions contained in this
Section 5 shall not apply to Dispositions by any Stockholder to or among any of its Affiliates provided that, in each case, the restrictions contained in this Agreement will continue to be applicable to the Common Stock after any Disposition pursuant to this Section 5 and such transferor(s) shall cause such Transferee(s) of such Common Stock to agree in writing to be bound by the provisions of this Agreement. Upon the Disposition of Common Stock pursuant to this Section 5, the Transferees will deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of such transferee.

         5.3 Permitted Sales. (a) In the case any entity makes an unsolicited bona fide offer (the "Bid") for any Common Stock of the Company, TeleHub will notify Newbridge within forty-eight (48) hours of the Bid. TeleHub shall allow Newbridge fifteen (15) days to make its own offer on the equivalent share of Common Stock of the Company (the "Counter") before TeleHub shall proceed with any transaction. In no event shall TeleHub, with respect to any individual Bid, sell any of Common Stock in the Company to another Person for a price lower than the Counter.

         (b) In the case any Listed Third Party makes an unsolicited bona fide offer (the "Listed Party Bid") for any Common Stock of the Company during the first twelve months subsequent to the date hereof, TeleHub will notify Newbridge within forty-eight (48) hours of receipt of the Listed Party Bid, accompanied with a copy of the Listed Third Party Bid. TeleHub shall allow Newbridge fifteen
(15) days to make its own offer on the equivalent share of Common Stock of the Company before TeleHub shall proceed with any transaction. If Newbridge does not make such offer or Telehub rejects the offer made by Newbridge (the "Telehub Rejection"), within fifteen (15) days after receipt of written notice of the Telehub Rejection, Newbridge shall either exercise the Tag-Along Rights set forth in Section 5.4 hereof or instruct TeleHub to reject the Listed Third Party Bid. If Newbridge instructs TeleHub to reject the Listed Thirty Party Bid or does not respond to the Listed Third Party Bid within such fifteen (15) day period (a "Rejection"), TeleHub shall reject the Listed Third Party Bid. In the event if a Rejection, the Stockholders agree that the Company may pursue a Public Sale.

         (c) During the first twelve months subsequent to the date hereof, TeleHub shall not solicit, initiate, encourage or assist any entity in making an Acquisition Proposal (as defined in the Organizational Agreement); provided, however, the foregoing shall not restrict the Collateral Agent subsequent to a foreclosure on the Issued Common Stock of TeleHub pursuant to the Pledge Agreement.

         5.4 Tag-Along Rights. (a) In the event that then Stockholders which are not Newbridge (the "Non-Newbridge Stockholders") desire to make a Disposition of their Issued Common Stock to a Listed Third Party in a single transaction or series of related transactions, Newbridge shall have the right, but not the obligation (the "Tag-Along Right"), to require the Non-Newbridge Stockholders to require the Listed Third Party to acquire one hundred percent (100%) of the Issued Common Stock and to sell to the proposed purchaser or purchasers, at the price and on the other material terms established by the Non-Newbridge Stockholders for such Disposition, either (i) all of the Issued Common Stock owned by Newbridge or (ii) that number of shares of Issued Common Stock (or if such number is not an integral number, the next integral number which is greater than such number) which shall be the product of (A) the total number of shares of Issued Common Stock owned by Newbridge, and (B) a fraction, the numerator of which shall be the number of shares of Issued Common Stock to be sold by the Non-Newbridge Stockholders and the denominator of which shall be the total number of shares of Issued Common Stock owned by the Non-Newbridge Stockholders. The Issued Common Stock held by Newbridge to be sold hereunder to the Listed Third Party shall be sold on the same terms and conditions as those applicable to the Non-Newbridge Stockholders, including the time of sale, form of consideration and per share price. Newbridge's failure to exercise rights under this Section 5.4 shall result in exclusion from sale in the transaction. If Newbridge desires to exercise its rights under this Section 5.4, such Person shall give written notice thereof to the Non-Newbridge Stockholders no later than fifteen (15) days after receipt of notice provided by the Non-Newbridge Stockholder. If Newbridge desires to exercise its rights under this Section 5.4, it shall promptly take all necessary steps to effectuate the sale of the Issued Common Stock covered thereby, including, but not limited to, the furnishing of information customarily provided in connection with such a sale and the execution of such sales and other transfer documents with such representations, warranties, agreements, covenants and indemnities as may reasonably be required. All references to "sell" herein shall be deemed to include transfer, dispose of or otherwise convey in the manner in which such Disposition is proposed to be made.

         (b) If Newbridge does not exercise its right to cause the Non-Newbridge Stockholder to require the Listed Third Party to acquire one hundred percent of the Issued Common Stock, then if the sum of (i) the Issued Common Stock to be sold by the Non-Newbridge Stockholders and (ii) Issued Common Stock offered for sale pursuant to the exercise of the Tag-Along Right pursuant to Section 5.4 hereof exceeds the number of shares of Issued Common Stock that the purchaser or purchasers described in the notice provided by the Non-Newbridge Stockholder is willing to buy, the Stockholders shall adjust the number of shares of Issued Common Stock to be sold by the Non-Newbridge Stockholder and by Newbridge to ensure that the ratio of the number of shares of Issued Common Stock proposed to be sold by each such holder to the number of shares of Issued Common Stock owned by such holder shall be equal for each selling Non-Newbridge Stockholder and Newbridge.

         5.5 Termination of Restrictions. Except for the Tag-Along Rights set forth in Section 5.4 above which shall terminate one year from the date hereof, the restrictions set forth in this Section 5 will continue with respect to each Stockholder until the earlier of (i) the Disposition by Newbridge Networks Corporation or TeleHub Technologies Corporation (other than to its Affiliates) of twenty-five percent (25%) the Issued Common Stock, (ii) an Approved Sale or
(iii) a Public Sale.

                                    SECTION 6

                         Representations and Warranties.

         6.1 Individual Representations. Each Stockholder, severally and not jointly, hereby represents and warrants, with respect to itself, to the Company and the other Stockholder that:

         (a) it has full organizational power to execute this Agreement and to perform its obligations hereunder;

         (b)  it  is  acquiring   (or  in  the  case  of  TeleHub   Technologies
Corporation, has acquired) the Common Stock in the Company for its own account as an investment and without an intent to distribute such interest;

         (c) the execution, delivery and performance of this Agreement by such Stockholder has been duly and validly authorized by all necessary action, this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid, and binding obligation of such Stockholder enforceable against such Stockholder in accordance with the terms hereof;

         (d) no consent, waiver, approval or authorization of, filing, registration or qualification with, or notice to, any Governmental Authority or any other Person is required to be made, obtained or given by the Stockholder in connection with the execution, delivery and performance of this Agreement, except for such consents, approvals or authorizations which have been made or obtained;

         (e) none of the execution, delivery or performance of this Agreement by the Stockholder does or will, with or without the giving of notice, lapse of time or both, violate, conflict with or constitute a default under any term or condition of any document, judgment, decree, order, statute, injunction, rule or regulation to which such Stockholder is a party or by which it is bound or applicable to its assets or properties or result in the creation of any lien or other encumbrance upon the Common Stock of the Stockholder or any assets or properties of the Company; and

         (f) there are no Proceedings pending, or, to the best of the Stockholder's knowledge, there are no Proceedings threatened, before any court, Governmental Authority or any arbitrator with respect to its entering into this Agreement or the formation, operations and activities of the Company contemplated hereby or its assets.

         6.2 No Securities Registration. Each Stockholder acknowledges, as of the date such Stockholder executes this Agreement, that the Common Stock of the Company has not been registered under the Securities Act or any state securities laws and may not be resold or transferred by the Stockholder without appropriate registration or the availability of an exemption from such requirements.

                                    SECTION 7

                              Sale of the Company.

         7.1 Approved Sale. If the Stockholders Approve a sale of all or substantially all of the Company's assets determined on a consolidated basis or a sale of all or substantially all of the Company's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any one or more Independent Third Parties (an "Approved Sale"), then each Stockholder will consent to and raise no objections against the Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock, each Stockholder shall agree to sell all of its Common Stock on the terms and conditions Approved by the Stockholders. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company.

         7.2 Terms of Sale. The obligations of a Stockholder with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each Stockholder shall receive the same form of consideration and the same portion of the aggregate consideration such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company's Certificate of Incorporation as in effect immediately prior to the consummation of the Approved Sale; (ii) if any holders of a class of Common Stock are given an option as to the form and amount of consideration to be received, each Stockholder shall be given the same option; and (iii) each holder of then currently convertible, exchangeable or exercisable rights to acquire a class of Common Stock shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Common Stock or (B) to sell as part of such Approved Sale securities convertible, exchangeable or exercisable for Common Stock at a price equal to the full purchase price determined for such Common Stock issuable upon conversion, exchange or exercise thereof as part of the Approved Sale, reduced by the aggregate exercise price for such securities.

         7.3 Sale Expenses; Indemnity. (a) Each Stockholder will bear its Pro Rata Share of the costs of any sale of Common Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all such Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by a Stockholder on its own behalf will not be considered costs of the Approved Sale. Each Stockholder shall be obligated to join on a Pro Rata Basis in any indemnification or other obligations that are part of the terms and conditions of the Approved Sale (other than any such obligations that relate specifically to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder's title to and ownership of Common Stock) (the "Company Indemnity Obligations").

         (b) In no event shall any Stockholder be obligated in connection with any Approved Sale to agree to indemnify or hold harmless the transferees with respect to Company Indemnity Obligations in an amount in excess of the net proceeds paid to such holder in connection with the Approved Sale.

         7.4 Termination of  Restrictions.  The  restrictions  set forth in this
Section 7 will terminate automatically and be of no further force and effect on the first to occur of (i) the Disposition by Newbridge or TeleHub (other than to Affiliates) of 25% of the Issued Common Stock or (ii) a Public Sale.

                                    SECTION 8

                          Business Plan of the Company

         8.1 Goals. Newbridge and TeleHub wish to form a new venture to further develop the Virtual Access Services Platform ("VASP(TM)") technology and related products that are essential to world-wide, end-to-end, service-rich communications, as more fully described in Exhibit G hereto (the "Business") and expand the market for the Business. The goal of the new venture will be to establish a successful, highly profitable market position for VASP(TM), specifically addressing narrowband switch replacement and data services, addressing the needs of incumbent carriers and alternative carriers, in North America and Internationally. In doing so, the new venture will meet the needs of Newbridge and Telehub, by delivering a best of breed product that allows the users of the technology competitive advantage in their markets. The new venture will be implemented through the Company. Telehub and Newbridge wish the Company to operate as a new venture with the two principal shareholders, Newbridge and Telehub, operating in a spirit of cooperation and collaboration to address the emerging narrowband switch replacement and data services markets and to grow a profitable venture which leads these markets.

         8.2  Schedule.  In  furtherance  of  the  foregoing,  the  Company  and
Newbridge have jointly prepared a schedule specifying the roll-out plan for, VASP(TM), which schedule, dated as of the date hereof, is attached hereto as Exhibit H. This Schedule will give equal priority to the use of VASP(TM) in the TeleHub Network Services Corporation network and the requirements for the broader market, which are necessary for the Company to achieve establish a successful, highly profitable market position for VASP(TM), specifically addressing narrowband switch replacement and data services, or addressing the needs of incumbent carriers, and alternative carriers, in North America and Internationally. TeleHub and Newbridge agree that it is imperative that TeleHub and Newbridge collectively identify all specific requirements for the integration of the VASP(TM) with Newbridge's MainStreetXpress(R) 36170 Multi-Service Switch and related technologies ("Newbridge Technology") for the contribution of Newbridge's own efforts with respect to the Newbridge Technology. TeleHub and Newbridge agree that the technical capabilities and roll-out plan set forth in the Schedule in Exhibit H are intended to position VASP(TM) as a viable and superior Call Control platform for domestic and international telecommunications common carriers, and will provide for the ability for such carriers to offer convergent network services for voice, video and data communications. Newbridge agrees to regularly inform TeleHub on the status of Newbridge Technology, and advise TeleHub and TTC of any changes in Newbridge Technology to ensure compatibility between VASP(TM) and the Newbridge Technology. TTC agrees to regularly inform Newbridge on the status of TTC's VASP(TM) technology and advise Newbridge of any changes in such VASP(TM) technology to ensure adherence to the schedule described in Exhibit H.

         8.3 Milestones. TeleHub and TTC acknowledge that Newbridge's product requirements of the VASP(TM) (feature and schedule) are a material reason for the stock purchase by Newbridge and a primary inducement to Newbridge to assist in the development and management of TTC. Newbridge and Telehub agree that the following milestones must be met in order for TTC and Newbridge to establish a successful, highly profitable market position for VASP(TM), specifically addressing narrowband switch replacement:

                  (a) Reliability: The VASP(TM) shall improve failover time to no longer than 30 seconds. No existing calls shall be dropped. Delivery date for customer deployable functionality: See Exhibit H.

                  (b) European Signalling: The VASP(TM) shall support European variants of the SS7 protocol for at least 3 countries. The initial countries to be addressed should be United Kingdom, France and Germany. Delivery date for customer deployable functionality: See Exhibit H.

                  (c) European Numbering Plan: The VASP(TM) shall support an open numbering plan that will allow deployment in Europe. Delivery date for customer deployable functionality: See Exhibit H.



         8.4 Product Plans. Newbridge and TTC shall orient their product plans and sales and marketing plans towards the objective of winning the following reference customers by the end of 1999: 2 North American incumbent carrier customers such as Bell Atlantic or South Western Bell, 2 European incumbent carrier customers such as Deutsche Telecom or Compagnie Generale d'Eaux Telecom (CEGETEL), and 2 alternative carriers.

         8.5  Allowances.   TTC  shall  also  make  allowances  in  the  product
development schedule for unforeseen requirements of the above target customers, while maintaining the schedules included in Exhibit H.

         8.6 Distribution. Both TTC and Newbridge will participate in the marketing of VASP(TM) and other TTC products. Newbridge and TTC will jointly create a list of key customers and identify the customers that Newbridge will solicit and those that TTC will solicit. TTC agrees that customers in which Newbridge has already established a presence are better served by Newbridge than by TTC. Notwithstanding the foregoing, this Section 8.6 does not give Newbridge any account exclusivity with respect to TTC's other channels.

                                    SECTION 9

                               Piggy-back Rights.

         (a) Except as set forth in Section 5.3(b), no sooner than twelve months from the date hereof, the Company may conduct a Public Sale when requested by either TeleHub or Newbridge. Discussions regarding a Public Sale may begin if the requesting party provides a commitment from an investment banker with a national capability to underwrite the proposed Public Sale; provided, however, the Company may conduct a Public Sale at any time after the date hereof if TeleHub and Newbridge mutually agree that the Company may do so.

         (b) If the Company at any time proposes to register any of the Common Stock under the Securities Act by registration on Forms S-1, S-2 or S-3 or any successor or similar form(s), whether or not for sale or for its own account, it will each time give prompt written notice to the Stockholders of its intention to do so. Upon the written request of any Stockholder made as promptly as practicable and in any event within 15 days after the receipt of any such notice (which request shall specify the Common Stock intended to be disposed of by such Stockholder), the Company will use commercially reasonable efforts to effect the registration under the Securities Act of all Common Stock which the Company has been so requested to register by any Stockholder; provided, however, that if, at any time after giving written notice of its intention to register any Common Stock and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such Common Stock, the Company may, at its election, give written notice of such determination to the Stockholders and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Common Stock in connection with such registration and
(ii) in the case of a determination to delay registering, shall be permitted to delay registering any Common Stock for the same period as the delay in registering such other Common Stock.

         (c) If the managing underwriter of any underwritten offering shall inform the Company of its belief that the Common Stock plus other Common Stock of the Company requested to be included in such registration would materially adversely affect such offering, then the Company will include in such registration, to the extent of the Common Stock which the Company is so advised by the managing underwriter can be sold in (or during the time of) such offering, first, all Common Stock proposed by the Company to be sold for its own account, second, such Common Stock requested to be included in such registration by the Stockholders and other shareholders, such Common Stock to be included in such registration pro rata among the Stockholders and other shareholders with similar registration rights according to the total number of shares of Common Stock requested to be included in such registration by the Stockholders or other shareholders, as the case may be, and third, all other Common Stock requested to be included in such registration.

         (d) In the event that the Board of Directors of the Company and the Stockholders Approve a Public Sale pursuant to an effective registration statement under the Securities Act, the Stockholders will take all necessary or desirable actions in connection with the consummation of the Public Sale. In the event that such Public Sale is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the common stock structure will adversely affect the marketability of the offering, each Stockholder will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters, the Board of Directors of the Company and Stockholders Approve and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided, however, that the resulting securities reflect and are consistent with the economic values reflected by the rights and preferences set forth in the Company's Certificate of Incorporation, as amended, as in effect immediately prior to such Public Sale.

                                   SECTION 10

                               Stock Certificates.

         10.1 Legend. (a) A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each of the Stockholders hereby agrees that each outstanding certificate representing shares of Common Stock shall bear an endorsement reading substantially as follows:

                          "THE SECURITIES  REPRESENTED BY THIS  CERTIFICATE HAVE
                 NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE APPLICABLE STATE AND OTHER SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ENCUMBERED, DISPOSED OF OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE SECURITIES ACT OF 1933 OR ANY EXEMPTION THEREUNDER AND APPLICABLE STATE AND OTHER SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT DATED AS OF MARCH 31, 1999, BY AND AMONG NEWCO AND ITS STOCKHOLDERS AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ENCUMBERED, DISPOSED OF OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF NEWCO.


                  (b) No holder of the Common Stock may sell, transfer or dispose of any Common Stock (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such a transfer.

                                   SECTION 11

                        Financial Statements and Reports.

         11.1 Records to be Maintained. Proper and complete records and books of account shall be kept by the Company, in accordance with GAAP, in which it shall enter fully and accurately all transactions and other matters relating to the

Company's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character. The books and records of the Company shall be kept on the accrual basis consistent with the past practices of the Company, unless a different accounting method is permitted under applicable law and the Board of Directors Approve the Company to employ such method.

         11.2 Audited Financial Statements. The Company's annual financial statements shall be audited by such international accounting firm as may be Approved by the Board of Directors.

         11.3 Access to Books and Records. All Stockholders shall have the right at all reasonable times during usual business hours to examine, and make copies of or extracts from, the books of account of the Company and the records required to be maintained hereunder. Such right may be exercised through any employee of such Stockholder designated by it. Each Stockholder shall bear all expenses incurred in any such examination made for such Stockholder's account.

         11.4 Financial Statement Deliveries. The Company will deliver to each Stockholder the financial statements and other reports described below:

                  (a) As soon as available and in any event within 30 days after the end of each month after March 31, 1998, the Company will deliver to each Stockholder: (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income and shareholders' equity and cash flows for such month and in each case for the period from the beginning of the then current fiscal year to the end of such month, all in reasonable detail and certified by the Chief Financial Officer of the Company that they fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (ii) a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management for such month and for the period from the beginning of the then current fiscal year to the end of such month;

                  (b) As soon as available and in any event within 90 days after the end of each fiscal year, the Company will deliver to each
         Stockholder: (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and certified by the Chief Financial Officer of the Company that they fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (ii) a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal year, and (iii) in the case of such consolidated financial statements, a report thereon of Price WaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by the Company, which report states that such consolidated financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations, shareholders' equity and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with United States generally accepted auditing standards; and

                  (c) Copies of such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Stockholder.

         11.5 Termination. The provisions of this Section 11 will terminate automatically and be of no further force and effect upon the earlier to occur of
(i) an Approved Sale or (ii) a Public Sale.

                                   SECTION 12

                            Arms Length Transactions.

                  Without the Approval of the Stockholders, the Company will not engage, and will not permit any Subsidiary to engage, in any transaction with any Affiliates of a Stockholder which is not on an arms length basis or which is on terms which are more favorable to such Affiliate than could be obtained by the Company from an unaffiliated third party, including, without limitation, the purchase of Company securities or the receipt of fees or other compensation from the Company.

                                   SECTION 13

                                    Defaults.

         13.1     Insolvency.  In the event:

                  (a) a receiver, liquidator, assignee, custodian, trustee, conservator, sequestrator (or other similar official) shall take possession of a Stockholder or any substantial part of its property without its consent, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of a Stockholder in an involuntary case under any applicable bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, conservator, sequestrator (or other similar official) of such Stockholder or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

                  (b) a Stockholder shall commence a voluntary case under any applicable bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, conservator, sequestrator (or other similar official) of such Stockholder or of any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall take any corporation action in furtherance of any of the foregoing; or

                  (c) a Stockholder shall admit in writing its inability to pay its debts as they mature; or

                  (d) (i) the insolvent stockholder (the "Insolvent Stockholder") shall promptly notify the other Stockholder (the "Solvent Stockholder") of the occurrence of any such Insolvency Event, which notice shall comply with Section 14.4 hereof, and, if the Insolvent Stockholder fails to provide such notice and the Solvent Stockholder becomes aware that the Insolvent Stockholder has become such for purposes of this Section 13.1, then the Solvent Stockholder shall promptly notify the Insolvent Stockholder of such fact, which notice shall comply with Section 14.4 hereof;

         (ii) after issuance of any notice referred to in clause (i), a Stockholder (the "Selling Stockholder"), shall promptly provide notice to the other Stockholder (the "Remaining Stockholder") when the Selling Stockholder has received a bona fide offer by an unaffiliated third party (the "Third Party Offeror") for the purchase of such Selling Stockholder's Issued Common Stock, which notice shall (1) specify the number of shares of Issued Common Stock to be sold, the name and address of the person desiring to purchase the same, and the purchase price and terms of payment of such sale, and (2) contain an offer to sell such Issued Common Stock to the Remaining Stockholder on the same terms and conditions as the offer for the Issued Common Stock by the Third Party Offeror, whereupon the Remaining Stockholder shall have thirty (30) days after receipt of such notice, to elect by written notice to the Selling Stockholder to purchase any portion or all of the Issued Common Stock offered for sale; and

         (iii) the provisions of this Section 13.1 shall in no respect hinder, delay or prevent the Collateral Agent from taking ownership and control of any Collateral under the terms and conditions of the Pledge Agreement, including assuming TeleHub Technology Corporation's rights to receive dividends, exercise voting and other consensual rights, and declare certain Obligations to be immediately due and payable under the terms of the Notes.

         13.2     Breach of Covenants; Failure to Perform Obligations

                  (a) If any Stockholder fails to perform any of its obligations or covenants or breaches any of its representations hereunder (an "Event of Default"), then the other Stockholder (the "Nondefaulting Stockholder") shall have the right to give such party (the "Defaulting Stockholder") a notice of default ("Notice of Default"). The Notice of Default shall set forth the nature of the obligations which the Defaulting Stockholder has not performed.

                  (b) If within the thirty (30) day period following receipt of the Notice of Default, the Defaulting Stockholder in good faith commences to perform such obligations and cure such default, and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, then it shall be deemed that the Notice of Default was not given and the Defaulting Stockholder shall lose no rights hereunder. If, within such 30 day period, the Defaulting Stockholder does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof and the default is a material default hereunder, then the Nondefaulting Stockholder shall have the rights set forth in Section 13.2(c) below.

                  (c) If any  material  default  is not  cured  as set  forth in
Section 13.2(b), the Defaulting Stockholder, shall promptly provide notice to the Nondefaulting Stockholder when the Defaulting Stockholder has received a bona fide offer by a Third Party Offeror for the purchase of such Defaulting Stockholder's Issued Common Stock, which notice shall (1) specify the number of shares of Issued Common Stock to be sold, the name and address of the person desiring to purchase the same, and the purchase price and terms of payment of such sale, and (2) contain an offer to sell such Issued Common Stock to the Nondefaulting Stockholder on the same terms and conditions as the offer for the Issued Common Stock by the Third Party Offeror, whereupon the Nondefaulting Stockholder shall have thirty (30) days after receipt of such notice, to elect by written notice to the Defaulting Stockholder to purchase any portion or all of the Issued Common Stock offered for sale.

                  (d) The provisions of this Section 13.2 shall in no respect hinder, delay or prevent the Collateral Agent from taking ownership and control of any Collateral under the terms and conditions of the Pledge Agreement, including assuming TeleHub Technology Corporation's rights to receive dividends, exercise voting and other consensual rights, and declare certain Obligations to be immediately due and payable under the terms of the Notes.

                  (e) Failure by a Nondefaulting Stockholder to give any Notice of Default as specified herein, or any failure to insist upon strict performance of any of the terms of this Agreement, shall not constitute a waiver of any such breach or any of the terms of this Agreement. No breach shall be waived and no duty to be performed shall be altered or modified except by written instrument. One or more waivers or failures to give Notice of Default shall not be considered as a waiver of a subsequent or continuing breach of the same covenant.

         13.3 Not  Exclusive  Remedy.  The rights  granted  in Section  13.1 and
Section 13.2 above shall not be deemed an exclusive remedy of a Nondefaulting Stockholder or a Solvent Stockholder, but all other rights and remedies, legal and equitable, shall be available to it.

                                   SECTION 14

                                 Miscellaneous.

         14.1 Agreement May Be Modified. This Agreement may be modified as provided in this Section 14 (as the same may, from time to time be amended). This Agreement may be amended or modified from time to time only by a written instrument Approved by the Stockholders.

         14.2 Entire Agreement. This Agreement represents the entire agreement among all the Stockholders and between the Stockholders and the Company.

         14.3 Rights of Creditors and Third Parties under Agreement. This Agreement is entered into among the Company and the Stockholders for the exclusive benefit of the Company, its Stockholders, and their successors and assignees, including without limitation, in the case of TeleHub Communications Corporation, TeleHub Technologies Corporation, the Collateral Agent and the holders of the Notes. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable law, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Stockholder.

         14.4 Notices and Addresses. All notices required to be given under this Agreement shall be in writing and may be delivered by certified or registered mail, postage prepaid, by hand, by facsimile, or by any nationally recognized private courier. Such notices shall be mailed or delivered to the Stockholders at the addresses set forth on the signature page hereof or such other address as a Stockholder may notify the other Stockholders of in writing. Any notices to be sent to the Company shall be delivered to the principal place of business of the Company or at such other address as the Company may specify in a notice sent to all of the Stockholders. Notices shall be effective (i) if mailed, on the date three days after the date of mailing, (ii) if hand delivered or delivered by private courier, on the date of delivery to such courier, or (iii) if transmitted by facsimile, on the date of transmission.

         14.5 Governing Law. The validity and effectiveness of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without giving effect to the provisions, policies or principles of any state law relating to choice or conflict of laws.

         14.6 Arbitration of Disputes. All disputes concerning this Agreement will be submitted to binding arbitration in Chicago, Illinois, in accordance with the Rules of the American Arbitration Association. The Arbitrator's decisions must be delivered in writing accompanied by written findings of fact and conclusions of law. All documents submitted to the Arbitrator shall be treated as confidential. The prevailing party, as part of its damages, shall be entitled to recover its legal fees and expenses incurred in such action from the losing party. Any competent Illinois court may enter judgment upon the
Arbitrator's awards and the parties hereto irrevocably submit to the jurisdiction of the Illinois courts.

         14.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Stockholders and their respective successors and assigns.

         14.8   Counterparts.   This  Agreement  may  be  executed  in  multiple
counterparts, each of which may bear the signatures of less than all the parties, but all of which together shall constitute one instrument.

         14.9 Entire Agreement; Severability. This Agreement, the Exhibits hereto, and the Organizational Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. Any other prior written agreements shall, upon the execution of this Agreement, be null and void. The parties agree that if any term or provision of this Agreement contravenes or is invalid under any federal, state or local law, court decision, rule, ordinance or regulation, this Agreement shall, as to the jurisdiction under which such legal authority is promulgated or rendered, be construed as if it did not contain the offending term or provision, and the remaining provisions of this Agreement shall not be affected thereby; provided, however, that if the removal of such offending term or provision materially alters the burdens or benefits of any of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to ensure the burdens and benefits of each party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected.

         14.10 Captions. The captions are inserted for convenience of reference only and shall not affect the construction of this Agreement.

         14.11 Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

         14.12 Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

         14.13 Remedies Not Exclusive. Unless otherwise provided in this Agreement, any remedy contained in this Agreement for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

         14.14 Remedies. The parties to this Agreement acknowledge and agree that breach of any of the covenants of the Company or the Stockholders set forth in this Agreement is not fully compensable by payment of money damages and, therefore, that the covenants of the Company and/or the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any dispute arises concerning the sale or other disposition of any of the shares of Common Stock subject to this Agreement, the parties to this Agreement agree that an injunction may be issued restraining the sale or other disposition of such shares of Common Stock or rescinding any such sale or other disposition, ending resolution of such controversy. Such remedies shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement.

         14.15 Identification. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, feminine and neuter.

         14.16 No Presumption Against Drafter. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

         14.17 Recapitalization, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to shares of Common Stock, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) that may be issued in respect of, in exchange for, or in substitution of the shares of Common Stock, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation, or otherwise. Upon the occurrence of any such events, amounts hereunder shall be appropriately adjusted.

         14.18 Antidilution. The Stockholders acknowledge and understand that the initial capitalization of the Company calculated on a fully-diluted basis shall be as follows: Newbridge, nineteen percent (19%) of the outstanding capital stock of the Company and Telehub, eighty-one percent (81%) of the outstanding capital stock of the Company. The Articles and Bylaws of the Company shall provide that the Company may not issue any additional Capital Stock or take any other action affecting the capitalization of the Company for a period of one year from the date hereof.

         14.19 After-Acquired Common Stock. The Stockholders agree that any Common Stock of the Company acquired after the date of this Agreement by the Stockholders shall be subject to all terms and conditions of this Agreement, and any reference in this Agreement to Common Stock shall include any such Common Stock acquired after the date of this Agreement.

         14.20 Reservation of Other Business Opportunities. No business opportunities other than those actually exploited by the Company shall be deemed to be property of the Company and any Stockholder or Director (unless otherwise restricted by another agreement with the Company) may engage in or possess an interest in any other business venture, independently or with others, of any nature or description, even if such venture or opportunity is in direct competition with the business of the Company; and (unless otherwise restricted by another agreement with the Company) neither Stockholder or any Director nor the Company shall have any rights or obligations by virtue hereof in and to such other business ventures, or to the income or profits derived therefrom.

         14.21 TeleHub Indemnification. (a) TeleHub Communications Corporation and TeleHub Technologies Corporation, jointly and severally, each agrees to defend, indemnify and hold the Company and its successors and assigns, harmless from and against any loss, damage or expense (including reasonable attorneys' fees), which relate to, be caused by or arise out of any Taxes (as defined in the Organizational Agreement) due from TeleHub Communications Corporation, TeleHub Technologies Corporation or any of their Affiliates or any Tax Returns (as defined in the Organizational Agreement) filed or failed to be filed by TeleHub Communications Corporation, TeleHub Technologies Corporation or any of their Affiliates which arise out of or relate to that period of time during which the Company is a part of the consolidated tax group of TeleHub Communications Corporation or TeleHub Technologies Corporation.

                  (b) TeleHub Communications Corporation and TeleHub Technologies Corporation, jointly and severally, each agrees to defend, indemnify and hold the Company and its successors and assigns, harmless from and against any loss, damage or expense (including reasonable attorneys' fees), which relate to, be caused by or arise out of any Plan (as defined in the Organizational Agreement) maintained or contributed to by TeleHub Communications Corporation, TeleHub Technologies Corporation, or any of their Affiliates which arise out of or relate to that period of time during which the Company is a part of the Controlled Group (as defined in the Organizational Agreement) of TeleHub Communications Corporation or TeleHub Technologies Corporation.

                  (c) Indemnity claims hereunder, if any, shall be made in the same manner as provided in the Organizational Agreement.

         14.22 Authority. Whenever the consent, vote, Approval or and any other action is required or sought hereunder, the defined terms "Newbridge" and "TeleHub" shall mean the initial holders of the shares, i.e. Newbridge Networks Corporation and/or TeleHub Technologies Corporation, and each of the subsequent Transferees of such group acting for the purposes of this Agreement as a single entity. The other parties to this Agreement and the Company shall be entitled to rely upon a written document signed by Brian M. Jervis, as the vote, consent, Approval or action of Newbridge and a written document signed William W. Becker as the vote, consent, Approval or action of TeleHub. Newbridge and TeleHub and each of their Transferees may change such foregoing persons by written notice to the other party.

         14.23 Management Services. TeleHub Communications Corporation will provide the services set forth on the attached Exhibit F for the fees indicated thereon. The Company may terminate the provision of any or all such services at any time within its sole discretion by action of a majority vote of the Board of Directors of the Company. The cancellation of the services shall terminate the obligation of the Company to pay the applicable fee for the cancelled type of service. TeleHub Communications Corporation shall indemnify, defend and hold harmless the Company from any and all damages, costs, expenses or liabilities suffered by the Company arising out of or related to the provision of such services.

         14.24 Pledge Agreement. (a) In the event of a foreclosure or sale by the Collateral Agent of Issued Common Stock under the Pledge Agreement or any other exercise of the remedies thereunder, the purchaser of such Collateral (as defined therein) shall become a party to this Agreement and assume the contractual obligations hereunder of TeleHub Communications Corporation and

TeleHub Technologies Corporation, except that in no circumstance shall (i) TeleHub Communications Corporation or TeleHub Technologies Corporation be released from their obligations under Section 14.21 or 14.23 of this Agreement,
(ii) such purchaser of such Collateral (or the Collateral Agent or any holder of any Notes) assume or become obligated for the obligations and liabilties of TeleHub Communications Corporation or TeleHub Technologies Corporation under
Section 14.21 or 14.23 of this Agreement which arise out of or relate to any period of time prior to the date of such foreclosure of sale or liable for any disbursements or payments of any kind under any financial arrangements, contract, liability, loan or other indebtedness of any nature, incurred by TeleHub Technologies Corporation or TeleHub Technologies Corporation under this Agreement prior to the date of such foreclosure or sale.

         (b) Nothing in this Agreement shall hinder, delay, preclude or restrict the Collateral Agent, in accordance with the Pledge Agreement, from (i) taking ownership and control of any Collateral, including Issued Common Stock, and exercising all rights of ownership and control thereof, (ii) Disposing of such Collateral, including Issued Common Stock, or (iii) otherwise exercising its rights of foreclosure or sale under the Pledge Agreement, subject to (with respect to the foregoing clauses (ii) and (iii)) (A) the Collateral Agent's compliance with Sections 5.3(b), 5.4 (for the one year period described in Section 5.5), 13.1 and 13.2 of this Agreement under the circumstances described therein and (B) in all circumstances, the Collateral Agent's giving to Newbridge rights of first refusal as provided in Section 13.1 and 13.2.

                  IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.


                                      TELEHUB TECHNOLOGIES CORPORATION



                                      By:      /S/ Donald H. Sledge
                                               ---------------------------

                                      Name:        Donald H. Sledge
                                               ---------------------------

                                      Title:       CEO
                                               ---------------------------



                                      NEWBRIDGE NETWORKS CORPORATON

                                      By:      /s/ Brian N. Jarvis
                                               ---------------------------

                                      Name:        Brian N. Jarvis
                                               ---------------------------

                                      Title:     E.V.P. Switching Products
                                               ---------------------------



                                      By:      /s/ Alan G. Lutz
                                               ---------------------------

                                      Name:        Alan G. Lutz
                                               ---------------------------

                                      Title:       President
                                               ---------------------------



                                      [NEWCO] CORPORATION


                                      By:      /S/ Donald H. Sledge
                                               ---------------------------

                                      Name:        Donald H. Sledge
                                               ---------------------------

                                      Title:       CEO
                                               ---------------------------

Acknowledgement. TeleHub Communications Corporation hereby agrees to the provisions of Sections 14.21 and 14.23 and further agrees that it shall not take any action, nor allow the taking of any action, directly or indirectly, including without limitation, the Disposition or issuance of shares or voting or equity interests in the TeleHub Technologies Corporation to circumvent the restrictions on transferability of the Common Stock of the Company or to otherwise avoid the intended purposes set forth in this Agreement, provided, however, the foregoing shall not affect the rights, obligations or remedies of the Collateral Agent set forth in the Pledge Agreement.


                                      TELEHUB COMMUNICATIONS CORPORATION

                                      By:      /S/ Donald H. Sledge
                                               ---------------------------

                                      Name:        Donald H. Sledge
                                               ---------------------------

                                      Title:       CEO
                                               ---------------------------

                                    EXHIBIT A

                              Stockholder Decisions

                  The taking of the actions set forth below shall require the Approval of the Stockholders of the Company

                  (i) the acquisition or disposition of any business or a business division from or to any Person, whether by asset purchase, stock purchase, merger or other business combination;

                  (ii) the sale, transfer and other disposition of all or substantially all the assets of the Company in any transaction or a series of related transactions;

                  (iii) any merger, consolidation or reorganization to which the Company is a party;

                  (iv) the entry of the Company into any partnership, limited liability company, joint venture or other investment in or acquisition of stock, partnership interests or other equity securities of any Person;

                  (v) the declaration of dividends upon, or any distribution in respect of, any of its equity securities;

                  (vi)     a Public Sale;

                  (viii) issuance of (a) capital stock or other equity obligations of the Company, including, but not limited to, appreciation, phantom stock or profit participation rights, whether now authorized or not, (b) any rights, options, or warrants to purchase any such equity interest, securities, obligations or rights, or to purchase any securities of any type whatsoever that are, or may become, convertible into any such equity interest, securities, obligations or rights and (c) any securities of any type whatsoever that are, or may become, convertible into any such equity interest, securities, obligations or rights;

                  (ix) amending the Articles of Incorporation or By-Laws of the Company or changing the number of Directors on the Board of Directors; and

                  (x) the Company (a) making an assignment for the benefit of creditors, (b) applying for, seeking, consenting to, or acquiescing in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any of its property, (c) instituting any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (d) taking any action to authorize or effect any of the foregoing actions or (e) failing to contest in good faith any appointment or proceeding described above.

         (xi) selecting the Chief Executive Officer; provided, however, that TeleHub's and Newbridge's joint selection of the Chief Executive Officer shall not require the Approval of the Stockholders of the Company;

         (xii) approving, changing, waiving provision of or modifying the Budget;

         (xiii) making or agreeing to make expenditures for capital items, capital goods or capital equipment (as those terms are used in United States generally accepted accounting principles) in excess of $2,000,000 which are not set forth in the Budget;

         (xiv)  entering  into or  becoming  obligated  under any  contracts  or agreements with customers, suppliers, vendors which could result in liabilities, payments or obligation in excess of $2,000,000 in any fiscal year;

         (xv)  borrowing,   guaranteeing,   lending  or  becoming  obligated  or
  committed to borrow, lend or guarantee money or obligations in excess of $2,000,000 which are not required in the Budget;

         (xvi)    leasing or acquiring any real estate;

         (xvii) instituting, settling or agreeing to settle any claim, litigation, proceeding, action, mediation or arbitration which results or could result in any restrictions or ongoing obligations of the Company or liability in excess of $1,000,000;

         (xvii) conducting any business other than the specific Business (as defined in the Organization Agreement) for which the Company was formed.

                                    EXHIBIT B
                           Initial Board of Directors

--------------------------- -------------------------- -----------------------
Newbridge Directors         TeleHub Directors            Additional Director
-------------------         -----------------            -------------------

--------------------------- -------------------------- -----------------------

Brian M. Jervis             Michael McLaughlin
--------------------------- -------------------------- -----------------------

Tibor Schonfeld             John Strand
--------------------------- -------------------------- -----------------------

                            William W. Becker
--------------------------- -------------------------- -----------------------


--------------------------- -------------------------- -----------------------


---------------------------------------- -------------------------- ----------

                                    EXHIBIT C
                          Initial Technology Committee


        -------------------------------- -------------------------
        Newbridge                        TeleHub
        ---------                        -------


        -------------------------------- -------------------------
        Brian Joe                        Michael McLaughlin
        -------------------------------- -------------------------

        Tibor Schonfeld                  John Strand
        -------------------------------- -------------------------


        -------------------------------- -------------------------


        -------------------------------- -------------------------

                                    EXHIBIT D

                              Listed Third Parties

                               CISCO SYSTEMS, INC.

                                    EXHIBIT E

                                 Initial Budget

                                    EXHIBIT F

                          Management Services and Fees



TTC will reimburse TeleHub for actual out of pocket costs for the office leases and equipment leases set forth in Section C on Schedule 4.24 of the Organizational Agreement. All other services previously provided by TeleHub shall continue to be provided with a maximum charge to TTC of $50,000 per month. TTC shall pay each of TeleHub and Newbridge a management fee of $25,000 per month.

                                    EXHIBIT G

                                   (BUSINESS)

         TeleHub and TTC (collectively, "Company") have developed first-to-market proprietary software, Virtual Access Services Platform ("VASP(TM)") that will enable telecommunications service providers to (i) integrate the delivery of voice, video and data over a single platform; (ii) seamlessly interconnect with the Public Switched Telephone Network ("PSTN");
(iii) provide real-time monitoring of telecommunications traffic; and (iv) facilitate local exchange competition. The Company believes the VASP(TM) platform addresses significant needs throughout the telecommunications industry for improved systems and less reliance on legacy hardware. VASP(TM) creates virtual switching capabilities, permits real-time network supervision and facilitates the introduction of new service offerings. When fully deployed, VASP(TM) will integrate voice, video and data on a single switched network and enable the provisioning of bandwidth-on-demand services.

         The Company believes the VASP(TM) platform addresses significant needs throughout the telecommunications industry for improved systems and less reliance on legacy hardware. While the legacy network evolved principally for voice transmission, demand for data, video and advanced voice services has grown rapidly over the past ten years. The legacy network, designed to handle the lower bandwidth requirements of voice traffic, has inherent service and cost inefficiencies when carrying data and video transmissions. Existing carriers must develop new Operational Support Systems ("OSS") that are interoperable with their legacy systems, not only to support initiatives like Local Number Portability ("LNP") and the unbundling requirements of the Telecommunications Act, but also to enable carriers to respond to increasing competitive challenges. VASP(TM) addresses several shortcomings of legacy networks including: (i)the inability to switch packet- and cell-based traffic into the PSTN; (ii)the lack of real-time management, billing and monitoring capabilities;
(iii)the  inflexibility of hardware-based  network  architectures;  and (iv) the lack of integrated OSS capabilities. VASP(TM) creates virtual switching capabilities, permits real-time network supervision and facilitates the introduction of new service offerings. When fully deployed, VASP(TM) will integrate voice, video and data on a single switched network and enable the provisioning of bandwidth-on-demand services The Company believes that its VASP(TM) technology provides Incumbent Local Exchange Carriers ("ILECs"), Competitive Local Exchange Carriers (CLECs), Inter-exchange Carriers ("IXCs") and Original Equipment Manufacturers ("OEMs") with the ability to accelerate the introduction of new products and services, to reduce costs and to enter into new markets rapidly.

         VASP(TM)'s applications are designed to administer, operate, control and manage switching devices and network elements in the public carrier services market. The Company believes that VASP(TM) provides telecommunications carriers with superior billing, management and control capabilities. VASP(TM) has been designed to be integrated with any carrier's customer care, billing, provisioning and network management applications. VASP(TM) accumulates information about network events for each phone call and generates a Transaction Detail Record ("TDR"). The TDR can be converted into the standard industry call detail record or into customized information that allows service providers to bill innovatively (e.g., millisecond billing). In addition, service providers can access their databases containing customer information and individual call records in real-time to trouble shoot problems and identify customer calling patterns. This information can be obtained by simple dial-up access from a personal computer, as opposed to the current network process of downloading information from each switch in the network, which can take more than a day to complete. The carrier can use such information as a strategic advantage for pricing and offering targeted product based upon real-time market feedback. The Company's software can also be used as a network surveillance monitoring device. The software has the ability to track phone calls from end-to-end and, therefore, can locate the specific network element that may be causing a problem. These advantages, coupled with the capability to provision circuits electronically, will significantly reduce carriers' operating costs.

         The Company expects that future releases of VASP(TM) will allow for the replacement of the Class 4/tandem. switch and Class 5/end-office switch. Based upon engineering studies, the Company believes that by using Asynchronous Transfer Mode ("ATM") and VASP(TM) in place of traditional switch fabrics, the reduction in tandem switching investment will lower the overall cost of multi-city interconnections by 45% to 60%. The VASP(TM) open system architecture is scalable from small sizes up to hundreds of phone calls per second, and its underlying hardware platforms and control center designs are selected to meet the operating objectives by accumulating no more than one hour of downtime during each twenty year period of service (99.999% uptime service level objective). VASP(TM) is also adaptable to other transmission mediums such as Internet Protocol ("IP"), cable and wireless. VASP(TM) products and services include the following:

         Virtual Class 4/Tandem. The Company expects that its software, combined with an ATM switching platform, will be capable of replacing the traditional Class 4/tandem switch. This capability will enable data service providers to offer voice products over their existing networks. VASP(TM), running on a Sun Microsystems server and controlling ATM switches, offers a 30% to 40% savings over the cost of purchasing and installing traditional tandem switches. In addition TeleHub's VASP(TM) -based software solution offers other benefits, including cost effective scalability, customization to specific customer requirements and applications, and faster introduction of new products.

         Local Switch Bypass. TTC is engineering solutions to identify Internet data and other long-holding time calls (e.g., voice mail) and route them directly to called parties, thereby bypassing end-office and tandem switches. The Company expects this technology to address carriers' growing problem of congestion at end-office and tandem switches caused by Internet traffic. TTC's solution allows carriers to manage existing traffic levels and flow without purchasing additional switch capacity.

         Virtual Class 5/End-Office Switching. TeleHub is in the process of enhancing its VASP(TM) solution to duplicate the basic functionality of a Class 5/end-office switch. TeleHub expects its virtual Class 5 solution to provide carriers with the capability to enter the local market with a voice product at a fraction of the cost of buying and installing a conventional Class 5/end-office switch. The same advantages offered by TeleHub's Class 4/tandem switch solution apply here - reduced capital expenditures, customization and faster time-to-market for new products. As an example, many CLECs have data Points of

Presence ("POPs") which currently utilize ATM switches. TeleHub expects its solution to allow CLECs to carry and switch voice traffic using their existing ATM networks without purchasing Class 5/end-office switches.

         Virtual STP/SCP Signaling). Signal Transfer Points ("STPs") and Signal Control Points ("SCPs") are key elements of the underlying Signaling System 7 ("SS7") network. Messages, such as telephone number, calling card validation, 800 number routing, and calling name delivery are transmitted to STPs that route the messages to the proper SCPs where call processing information is stored. Embodied within the VASP(TM) design today are both SCP and STP functionality, thereby allowing carriers to perform their own SS7 signaling, without purchasing signaling services or expensive equipment. VASP(TM) contains translation and routing instructions needed to deliver advanced network services and can be further enhanced as new services or requirements are identiRed. The necessary STP functions are also incorporated in the VASP(TM) design to handle the signaling and management of "on-net" traffic. Conventional STP is deployed in VASP(TM) as an interface to other carriers in the Public Switched Telephone Network ("PSTN") and as a firewall to protect both parties' proprietary information from compromise.

         Mediated Access Services ("MAS'). The Telecommunications Act and subsequent FCC mandates will require service inter-operability between the various proprietary systems of existing telecommunications carriers. Local and long distance carriers and their current software vendors are therefore expending significant design and software development resources trying to create the inter- operability solutions that can be achieved through VASP(TM). TeleHub expects many carriers to select TeleHub as a service supplier and VASP(TM) as a standard product to integrate the various operating overlays.

         TeleHub expects its MAS capability to provide neutral "third-party" access to service management system and Operational Support system ("OSS") databases throughout the industry. Any service provider (virtual or facilities-based) will be able to obtain the key call treatment information necessary to process customer calls, while the proprietary information of the database owner is protected from compromise. The first requirement for mediation results from the FCC's mandated LNP that requires the Regional Bell Operating Companies ("RBOCs") and GTE Corporation ("GTE") to permit their customers to switch to another competing Local Exchange Carrier ("LEC") and still retain their same telephone number. The Company believes its MAS will encourage the LECs to offer unbundled local service elements to other carriers as required by the Telecommunications Act. Management believes this is currently the greatest hurdle for the RBOCs to overcome in achieving their long standing goal of entry into the long distance business within their regions.

         Switched Virtual Circuit ("SVC'). The Company is in the process of developing an SVC product expected to provide carriers with a cheaper alternative to permanent virtual circuit (i.e., point-to-point) products offered today. The advantage of a SVC is that when the circuit is not utilized, the capacity can be allocated for another use. A permanent virtual circuit must allocate bandwidth to the user regardless of whether there is traffic flowing over the circuit.

                                    EXHIBIT H









                           Newco Development Schedule

                     Schedule of 1999 Product Deliverables


1.  Summary of Committed 1999 Product Roll-Out Requirements
       --------------------------- ------------------------ ------------------------- ------------------------
       Feature                     Reference                Delivery to Customer      Delivery to Limited
                                   (within this document)   Lab Trial                 Live Deployment
       --------------------------- ------------------------ ------------------------- ------------------------
       Reliability Model
       <30 sec failover and
       Preserve active calls       Section 4.1              September 1999            November 1999
                                                            Dependent on  Newbridge   36170 release 4.1 API
                                                            providing proxy           and joint work on VASP
                                                            compliant API to          required.
                                                            support failover
       Hot-swapping of hardware
       components
                                   Section 4.1              October 1999              November 1999
                                                                                      Available on Sun
                                                                                      Microsystems Netra
                                                                                      NEBS compliant platform
       --------------------------- ------------------------ ------------------------- ------------------------
       --------------------------- ------------------------ ------------------------- ------------------------
       TNS Commitments
       Release 2.2                 Section 3.1              TNS April 31 1999         TNS May 30, 1999
       Release 3.0                 Section 3.2              August 31, 1999           Sept. 30, 1999
       --------------------------- ------------------------ ------------------------- ------------------------
       --------------------------- ------------------------ ------------------------- ------------------------
       Open Number Dialing Plan    Section 6.2              August 1999               December 1999
       (E.164)                                              Needs agreement with
                                                            Newbridge on
                                                            specification and
                                                            requirements
       --------------------------- ------------------------ ------------------------- ------------------------
       --------------------------- ------------------------ ------------------------- ------------------------
       Incoming Overlap Dialing    Section 6.3.1            August 1999               December 1999
                                                            Needs agreement with
                                                            Newbridge on
                                                            specification and
                                                            requirements
       --------------------------- ------------------------ ------------------------- ------------------------
       --------------------------- ------------------------ ------------------------- ------------------------
       ITU/ETSI ISUP Signalling    Section 6.1              August 1999               December 1999
       Variants                                             Needs agreement with
                                                            Newbridge on
                                                            specification and
                                                            requirements
       --------------------------- ------------------------ ------------------------- ------------------------
       Feature Development         Section 7                As jointly agreed with    As jointly agreed with
       Headroom                                             reasonable notification   reasonable notification
       --------------------------- ------------------------ ------------------------- ------------------------



2.  Customer Network Deployment Expectations
       --------------------------------------- -------------------------------
       Network Deployment                      Schedule Commitment
       --------------------------------------- -------------------------------
       North American Incumbents
       o         Lab Trials                     o   June 99.
       o         Limited Live Deployment        o   November 99.
       --------------------------------------- -------------------------------
       --------------------------------------- -------------------------------
       North American Alternates (CLECs)
       o         Lab Trials                     o   June 1999
       o         Live Deployment                o   July 1999
       --------------------------------------- -------------------------------
       --------------------------------------- -------------------------------
       European Incumbent
       o         Lab Trials                     o   Able to start August 1999
       o         Limited Live Deployment        o   November 1999
       --------------------------------------- -------------------------------
       --------------------------------------- -------------------------------
       Non-North American Alternates
       o         Lab Trials (ITU signalling)    o   Able to start August 1999
       o         Live Deployment                o   September 1999
       --------------------------------------- -------------------------------

3.0 Committed TNS Feature Support

VASP 2.2 supports the hybrid call model, including 600E and DS0 switching. The 600E is not required in any way to complete a DS0 ATM call.

VASP 3.0 provides Q.2931 and DS0 switching support. The hybrid call model will not be supported.

Support for the current TNS architecture including the DSC/Alcatel 600E switching elements will be maintained in software up to VASP Release 2.2 for TNS.

As a general policy, Newco will support backward VASP software compatibility up to two previous releases. However, backward software compatibility between VASP 2.x and VASP 3.x releases will not be supported.

3.1      VASP Release Plan

The following table outlines the committed Release 2.x feature rollout for TNS and Siemens/Second Century:

      ------------- ----------------------------- ----------------- ----------------- -----------------
      VASP Release  Major Features                Alpha             Beta              Production
      ------------- ----------------------------- ----------------- ----------------- -----------------
      2.1           o          SS7 signalling       N/A             N/A               N/A
                      support
                    o         1+ call routing
                    o         VRN call model for
                      routing
                    o         Subscriber,
                      customer, and service
                      provisioning for 1+
                      through GUI and EDE
                    o         TDR creation for
                      billing and network
                      management
                    o         Network
                      engineering capabilities
      ------------- ----------------------------- ----------------- ----------------- -----------------
      ------------- ----------------------------- ----------------- ----------------- -----------------
      2.1.1         o         Account codes, ANI   Feb. 22, 1999     Not planned       Not planned
                      based both verified and
                      non-verified
                    o         DS0 for account
                      codes
                    o         Basic 8XX single
                      termination
                    o         Enhanced TDR
      ------------- ----------------------------- ----------------- ----------------- -----------------



                                       43

      ------------- ----------------------------- ----------------- ----------------- -----------------
      2.1.2         o         Q.2931 prototype     Mar. 15           Not planned       Not planned
                      implementation              (Siemens)
                    (Siemens and 2nd Century      Mar. 31
                    release)                      (2nd Century)
      ------------- ----------------------------- ----------------- ----------------- -----------------
      ------------- ----------------------------- ----------------- ----------------- -----------------
      2.2           o         DS0 switching       Mar. 31, 1999     April 30, 1999    May 30, 1999
                      across Newbridge 36170
                    o         ISDN PRI
                      signalling support and
                      SS7 interworking
                    o         1+ dedicated
                      service
      ------------- ----------------------------- ----------------- ----------------- -----------------
      ------------- ----------------------------- ----------------- ----------------- -----------------
      3.0           o         LNP using TCAP      April 15, 1999    May 15, 1999      June 15, 1999
                    o         Q.2931 proxy
                      signalling, remote
                      channel management

      ------------- ----------------------------- ----------------- ----------------- -----------------

3.2      TNS Features in VASP(TM) Release 3.0

The following TNS features are committed for VASP(TM) Release 3.0:

VASP(TM) Software Version Monitoring

The ability to reliably track and trace the software content of the VASP(TM) system will be supported through software version control.

Active monitoring of software version status across all redundant VASP(TM) components will be supported to ensure the same software is loaded into each redundant element.

On detection of a software mismatch, a system maintenance alarm should be raised.

Integrated Network Alarm Analysis

Network and environmental alarms must be collected and presented to the NCC in real-time. The capability to maintain a history of alarms for analysis and reporting will be supported.
          o In this case, real-time means within a reasonable length of time to permit manual intervention if action is required.
          o Alarm reporting to NCC screens will be integrated with other VASP(TM) displays, have color GUIs and text alarm presentation. The system will allow technicians to acknowledge and selectively disable individual alarms.
          o Alarm histories will be maintained for event reporting and analysis. Analysis will be aided by time, geographical and scope of impact relational tools.

          o 3.3.   TNS Feature Requests

          o 3.3.1. Selective Routing Options for Operator and Calling Card Services

          o 3.3.2. Least Cost Routing for international calls with 3rd party SS7 integration based on Trunk Route tariffing.

          o 3.3.3. Sub-carrier Identification Code Features

4.0  Reliability Model

4.1.    VASP(TM) EM Server Redundancy Controls
Under service affecting fault conditions, a system-initiated failover should be triggered which interrupts normal services for less than 30 seconds and preserves all established calls. Newbridge and Newco will work together to design and implement changes to the 36170 and the VASP(TM) software required achieving this goal.

         4.1.1.  Requirements Details
          o        Automated detection of service impacting system fault
                   conditions
          o        When a fault is detected on active server unit:
                   --   System initiated switch of control to the standby
                        VASP(TM) server unit
                   --   Normal call processing interrupted for less than 30
                        seconds
                   --   Calls in process (setup phase) are lost
                   --   Calls in progress(talking state) are preserved,
                        including billing information
                   --   Appropriate loss of redundancy system alarms are raised
          o        When a fault is detected in the inactive unit:
                   --   Inactive unit is removed from normal operating state
                   --   Appropriate loss of redundancy system alarms are raised
          o Sufficient call context will be shared between the active and standby VASP(TM) servers to reliably maintain active (talking calls) during the switch over phase.
          o The fault detection system must prevent both VASP(TM)server systems from being in the active state at the same time.
          o The fault detection system must prevent the switch over of control to the standby VASP(TM)server if the synchronization state of the EM configuration databases is unknown or mismatched.
          o        VASP(TM) will integrate the Newbridge  proxy  signaling API.
                   This API will provide uninterrupted layer 2 protocol during the switch over phase, maintaining the established call connections. Newbridge will cooperate with Newco on the design, early delivery, and test of the new API.
          o
4.2.     Telco Environment Hardware Compliance
The VASP(TM) system will be available on a NEBS standard hardware platform.

4.2.1.   Requirements Details
          o        Typical NEBS compliance for VASP(TM) hardware
          o Ability to change the following hardware modules without having to power cycle and reload the VASP(TM) system:
                   --   Disk drives
                   --   Redundant power supply
                   --   Newco will support the VASP(TM) software on a NEBS
                        compliant fault tolerant platform that can perform hot swapping.

5.0 Design Evolution
         5.1.     EM Evolution
          o Decoupling of EM from SMS by deploying an industry standard MIB in the EM
          o Newco will implement an SNMP interface or provide a compliant MIB level interface to Newbridge 46020.
          o Priority queuing control of essential MEM tasks (decomposition of the main thread engine task queuing) will be implemented.
          o Incorporation of TCAP services in preparation for offboard service introduction (e.g. E800, ACCS, LNP)
          o        Enhancements to support signaling variant interworking.
          o        Change call  processing  architecture to   enable  connection
                   reservation prior to forwarding Setup/IAM messages
          o        Capability to generate CDRs when the VASP(TM) system is being controlled by an open management system via a standard MIB (i.e. VASP(TM)system with SMS replaced by another management
                   system  operated   through  an  industry   standard  MIB)
          o Preparation of MEM architecture to support open number dial plan support

5.2.     Service Features
The following AIN/CS1R type services are considered important to winning market share in the 1999/2000 timeframe. Newco agrees to be able to support the integration of third party solutions for the following:
          o        E800 Enhanced Freephone Services
          o        ACCS Automated Credit Card Services
          o        Prepaid Calling Cards
          o        LNP Local Number Portability

6.       Non-North American Deployment Features
                  Newco will be able to deliver variants on a customer by customer basis, given prioritization, resources, and access to specific required information about the particular variant in question.

         6.1.     Signalling Systems

          o VASP(TM) will be modified for support of three European ITU based CCS7 signaling variants to enable ISUP deployment in England, France and Germany. Once this task is completed, VASP(TM) will be able to support additional variants as described below.
          o Newco agrees to deliver a new national signalling variant based on International Standards within 3 months, given initial information sufficient for design and analysis, to AN acceptance test level. Lab and in country testing excepted.
          o National variants not based on International Standards are excepted rom this requirement.

         6.2.      Open Number Dialing Plans (E.164)
          o Newco agrees to support an open dialing plan, which enables VASP(TM) system deployment in non-North American networks.

         6.3.      Overlap Signalling on Trunk Circuits
         6.3.1.    Incoming Overlap Digit Collection
          o Newco agrees to support incoming overlap dialing in the future, based on mutually agreed upon requirements.

          o VASP(TM) will support routing on partial dial in the future, based on mutually agreed upon requirements.

         6.3.2    Outgoing Overlap Digit Signaling
          o Newco agrees to prepare the call processing and signaling architecture to facilitate deployment of overlap digit outpulsing in 2000. 6.4. Billing Formats
          o Reasonable support will be provided to support telco billing format requirements such as call detail records (CDR) enabling 1999 deployment

7.       Development Capacity Headroom

Newco agrees to plan for the 1999 delivery of additional VASP(TM) features necessary to win and maintain the key reference telco accounts described in this agreement. Anticipated feature requests may include (but are not limited to):
          o Additional translation and routing features o Basic network management route controls
          o        OSS integration and support o Billing format alterations
          o OAM&P-like feature enhancements (for example, trunk provisioning options)
          o        SCP or off-board services support

8.       VASP(TM) Scalability and Performance
          o Newco will work with Newbridge to define performance and capacity requirements to meet deployment requirements for a reasonable range of small to large trunking networks.
          o        The primary  criteria  will be to deliver  industry  leading,
                   profitable   system   deployments  to  a  range  of  customer
                   networks.
          o The intention will be to provide upgrade mechanisms, which support non-disruptive, smooth growth/extensions of customer networks.
          o        Target upper level call processing capacity:
                   --  2 million BHCA
                   --  250,000 DS0 trunks